[COHERENT LETTERHEAD]
                                February 1, 1999
Mr. Louis P. Valente
Chief Executive Officer
Palomar Medical Technologies, Inc.
45 Hartwell Avenue
Lexington, MA 02173

Dear Dan:

         This letter is to confirm the agreement between Coherent, Inc. ("Coherent") and Palomar Medical Technologies, Inc. ("Palomar") relating, to the Sales Agency, Development and License Agreement dated November 17, 1998 ("Sales Agency Agreement") pending the Closing of the Agreement and Plan of
Reorganization dated as of December 7, 1998 ("Agreement and Plan of Reorganization") as follows:

         1. Effective from January 20, 1999 until the first to occur of (i) the satisfaction of all of Coherent's closing conditions set forth in Section 6.2 (except for Section 6.2(i)) (the "Closing Conditions") of the Agreement and Plan or Reorganization or (ii) termination of the Agreement and Plan of Reorganization, Coherent hereby consents to the appointment of other sales agents and/or distributors for Palomar's ruby laser based hair removal products. As consideration for Coherent waiving- its exclusive rights to market and sell these products in accordance with the terms of the Sales Agency Agreement, Palomar agrees to pay Coherent S2,739.73 per day between January 20, 1999 and the first to occur of satisfaction of all Closing- Conditions or termination of the Agreement and Plan of Reorganization. This amount shall be paid at Closing by a deduction in the Merger Consideration, or if the Closing, does not occur, within 15 days of termination of the Agreement and Plan of Reorganization. If the Closing does not occur, all such marketing and sales rights shall exclusively revert back to Coherent unless Coherent agrees with Palomar in writing to extend this arrangement. In addition, Palomar may also at any time immediately terminate its obligation to pay Coherent $2,739.73 by notifying Coherent in writing that exclusive rights to distribute Palomar's ruby laser based hair removal products are reverting back to Coherent. During the remaining term of the Sales Agency Agreement, Coherent shall be entitled to its full commission for any sales of Palomar's ruby laser based hair removal products occurring after the date of reversion of such exclusive rights to Coherent.

         2. Coherent agrees to purchase at least $125,000 of spare parts relating to the LightSheer at Star's cost. As consideration for such pricing, Coherent agrees to provide Star with a line of credit up to $750,000. Coherent shall have the right to purchase up to $250,000 of LightSheer spare parts at Star's cost. In the event Coherent purchases more than $125,000 of such spare parts, the line of credit shall be increased by $2,000 for every $ 1,000 of purchases in excess of S 125,000. In no event shall the line of credit exceed $1 million. Any loans under this paragraph shall be 'interest free. Amounts drawn on this line of credit shall be used for Star's working- capital purposes only. The principal amount shall be due and payable upon the earlier of the Closing- (in which case Star can decide whether to repay such amount or have it included as a liability on the Closing Balance Sheet) or 15 days following termination of the Agreement and Plan of Reorganization. Loans shall be evidenced by a promissory note in substantially the form attached hereto as Exhibit A.

         3. Palomar agrees that the LightSheer EP and LightSheer SP shall be considered Distributed Products under the Sales Agency Agreement and that Coherent shall have the exclusive right to market and sell such products according to the Sales Agency Agreement. In regards to the LightSheer EP and SP products, we agree as follows:

                  a.The  Light  Sheer EP will  have the  following  pricing  and commission structure:

                    Price                              Coherent                  Palomar
                    End-User                           $125,000                  $47,000                       $78,000
                    Distributor                        $100,000                  S22,000                       $78,000

                  b. The LightSheer SP pricing, and commission will be:

                                                       Price                     Coherent                      Palomar
                    End-User                           $105,000                  S35,000                       $70,000
                    Distributor                        $90,000                   S20,000                       $70,000

                  c. Coherent shall not sell these products at prices less than those quoted above without Palomar's prior approval. In the event that Coherent sells these products for prices in excess of those quoted above, Coherent's commission shall be increased by 60% of such excess amount. Notwithstanding the immediately preceding sentence, Coherent's commission on sales to distributors of the LightSheer SP shall be $20,000 until the purchase price exceeds $97,000, at which point it shall be increased by 60% of any excess over $97,000.

                  d. Coherent agrees not to announce these products prior to February 1, 1999.


                  e. in addition to the 95 units already committed for shipment in January, February and March, 1999, Coherent will buy five demos at $72,000 each.

         Terms that are not otherwise defined herein shall have the meaning assigned to them in the Sales Agency Agreement or the Agreement and Plan of Reorganization, as applicable.

        If  this  letter  accurately  sets  forth  your   understanding  of  our
agreement, please countersign this letter and return a copy to me at your earliest convenience.

                                                  Sincerely,


                                                  /s/ Robert J. Quillinan
                                                  ------------------------------
                                                  Robert J. Quillinan
                                                  Executive Vice President & CFO

AGREED AND ACCEPTED

PALOMAR MEDICAL TECHNOLOGIES, INC.


By:      /s/ Louis P. Valente
         ----------------------
         Louis P. Valente
         Chief Executive Officer

Date: January    1999

                                    EXHIBIT A

                                 PROMISSORY NOTE

                                                         Santa Clara, California
                                                              January  ___, 1999

         FOR VALUE RECEIVED, the undersigned, Star Medical Technologies, Inc., a California corporation ("Star"), promises to pay to Coherent, Inc., a Delaware corporation ("Coherent"), or order, the principal sum of S . No interest shall accrue on the outstanding principal balance. The principal amount shall be due and payable on or before the earlier of (1) the closing, of the Agreement and Plan of Reorganization between Coherent, PMTI and others dated December 7, 1998 (either by payment directly to Coherent or having- the principal amount included as a liability on the Closing Balance Sheet) or (ii) 15 days following termination of such Agreement and Plan of Reorganization.

         Should the principal not be paid in a timely manner, interest shall accrue on the outstanding principal and interest balance at the lesser of 1 V2% per month or the highest rate permitted by law.

         Star shall reimburse Coherent for all costs and expenses incurred by it and shall pay the reasonable fees and disbursements of counsel to Coherent in connection with the enforcement of Coherent's rights hereunder.

         No amendment, modification or waiver of any provision of this Note nor consent to any departure by Star therefrom shall be effective unless the same shall be in writing- and signed by Coherent and then such waiver or consent shall be effective only 'in the specific instance and for the specific purpose for which given.

         Star hereby waives any requirement of notice of dishonor, notice of protest and protest.

         This Note shall be deemed to be a contract made under the laws of the State of California and shall be construed in accordance with the laws of said State. This Note shall be binding upon Star and its successors and assigns and the terms hereof shall inure to the benefit of Coherent and its successors and assigns, including subsequent holders hereof. The holding, of any provision of this Note to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provisions and the other provisions of this Note shall remain in fall force and effect.

                                              STAR MEDICAL TEC@LNOLOGIES, INC.


                                              By
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